Exhibit H(3)

AMENDMENT

DATED APRIL 24, 2026 TO

AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MML Series Investment Fund

MML Series Investment Fund (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Amended and Restated Administrative and Shareholder Services Agreement dated as of May 1, 2015, as amended (the “Agreement”).

The Trust, on behalf of each Fund, and the Manager wish to amend the Agreement by replacing Exhibit B in its entirety with the following:

EXHIBIT B

COMPENSATION

	Class I	Class II	Class III	Service Class I
MML Focused Equity Fund	N/A	0.15%	N/A	0.15%
MML VIP American Century Small Company Value Fund	N/A	0.15%	N/A	0.15%
MML VIP American Funds 65/35 Allocation Fund	N/A	N/A	N/A	0.25%
MML VIP American Funds 80/20 Allocation Fund	N/A	N/A	N/A	0.25%
MML VIP American Funds Growth Fund	N/A	N/A	N/A	0.25%
MML VIP BlackRock® Equity Index Fund	0.30%	0.15%	None	0.30%
MML VIP Fidelity Institutional AM® Core Plus Bond Fund	N/A	0.15%	N/A	0.15%
MML VIP Invesco Global Fund	0.15%	0.15%	N/A	0.15%
MML VIP Invesco Main Street Equity Fund	N/A	0.15%	N/A	0.15%
MML VIP MFS® International Equity Fund	N/A	0.15%	N/A	0.15%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MML SERIES INVESTMENT FUND
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:	/s/ Renée Hitchcock
Renée Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele
President